EXHIBIT 99.1

Press Release

Contact:	United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports First Quarter Results

Lawrenceburg, Indiana – November 11, 2011 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the holding company for United Community Bank (the “Bank”), today reported net income of $476,000, or $0.06 per diluted share, for the quarter ended September 30, 2011, compared to net income of $271,000, or $0.04 per diluted share, for the quarter ended September 30, 2010.

Summarized Consolidated Statements of Financial Condition
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010

ASSETS
Cash and Cash Equivalents	$23,878	$31,159	$28,182	$19,343	$44,446
Investment Securities	131,031	123,913	127,602	141,305	119,417
Loans Receivable, net	283,577	286,173	289,644	298,240	304,923
Other Assets	37,212	31,467	30,540	31,885	30,347
Total Assets	$475,698	$472,712	$475,968	$490,773	$499,133

LIABILITIES
Municipal Deposits	$108,504	$111,251	$106,785	$138,639	$147,010
Other Deposits	306,840	301,840	310,124	291,169	290,169
FHLB Advances	1,583	1,833	2,083	2,333	2,583
Other Liabilities	3,563	3,461	3,580	3,412	3,694
Total Liabilities	420,490	418,385	422,572	435,553	443,456
Total Stockholders' Equity	55,208	54,327	53,396	55,220	55,677
Total Liabilities & Stockholders' Equity	$475,698	$472,712	$475,968	$490,773	$499,133

Summarized Consolidated Statements of Operations
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,687	$4,907	$4,876	$5,033	$5,030
Interest Expense	1,152	1,233	1,286	1,433	1,635
Net Interest Income	3,535	3,674	3,590	3,600	3,395
Provision for Loan Losses	898	755	3,971	737	719
Net Interest Income (Loss) after Provision for Loan Losses	2,637	2,919	(381)	2,863	2,676
Total Non-Interest Income	1,126	1,275	795	973	995
Total Non-Interest Expenses	3,149	3,082	2,949	3,204	3,251
Income before Tax Provision (Benefit)	614	1,112	(2,535)	632	420
Income Tax Provision (Benefit)	138	316	(814)	53	149
Net Income (Loss)	$476	$796	$(1,721)	$579	$271
Basic and Diluted Earnings (Loss) per Share (1)	$0.06	$0.10	$(0.23)	$0.08	$0.04
Weighted Average Shares Outstanding
Basic	7,638,321	7,640,321	7,612,759	7,631,858	7,687,263
Diluted	7,638,321	7,640,321	7,612,759	7,631,858	7,687,263

(1) - For all periods shown, United Community MHC has held 4,655,200 shares of outstanding common stock.  Since its inception, the MHC has waived receipt of quarterly dividends on common stock.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010
Performance Ratios:
Return on average assets (1)	0.40%	0.67%	-1.43%	0.46%	0.22%
Return on average equity (1)	3.48%	5.92%	-12.61%	4.15%	1.96%
Interest rate spread (2)	3.17%	3.21%	3.05%	2.78%	2.83%
Net interest margin (3)	3.22%	3.28%	3.17%	3.04%	2.93%
Non-interest expense to average assets (1)	2.66%	2.58%	2.44%	2.55%	2.63%
Efficiency ratio (4)	67.56%	62.28%	67.25%	70.06%	74.05%
Average interest-earning assets to average interest-bearing liabilities	105.83%	106.39%	106.69%	106.83%	106.78%
Average equity to average assets	11.55%	11.25%	11.31%	11.10%	11.21%

Bank Capital Ratios:
Tangible capital	9.86%	9.83%	9.58%	9.61%	9.31%
Core capital	9.86%	9.83%	9.58%	9.61%	9.31%
Total risk-based capital	17.97%	17.84%	17.26%	16.80%	16.47%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	5.25%	6.15%	7.01%	7.70%	5.99%
Allowance for loan losses as a percent of total loans (5)	1.96%	1.72%	1.65%	2.19%	1.99%
Allowance for loan losses as a percent of nonperforming loans (5)	37.25%	28.03%	23.53%	28.50%	33.13%
Net charge-offs to average outstanding loans during the period (1)	0.40%	0.13%	8.61%	0.30%	0.29%

(1)     Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)     Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)     Represents net interest income as a percent of average interest-earning assets.
(4)     Represents total non-interest expense divided by the sum of net interest income and total non-interest income.
(5)     The Bank purchased three branches from Integra Bank on June 4, 2010 and acquired loans with a fair value of $43.9 million.  Under ASC 805-20-30, the acquired loans are accounted for at fair value.  While there is a credit risk component to the fair value measurement, there is no allowance for loan losses related to the acquired loans.

Net interest income increased $140,000, or 4.1%, to $3.5 million for the quarter ended September 30, 2011, as compared to $3.4 million for the same quarter in the prior year.  The increase was primarily the result of a decrease in the average interest rate paid on interest-bearing liabilities from 1.50% to 1.11%, partially offset by a decrease in interest earned on average interest-earning assets from 4.34% to 4.27%.  Changes in interest rates are reflective of decreases in overall market rates.

Non-interest income increased $131,000, or 13.2%, from $995,000 in the prior year first quarter to $1.1 million in the current year first quarter.  The increase in the current year quarter was due to a $192,000 increase in gain on sale of investments, a $49,000 increase in other non-interest income, and a $38,000 increase in service charges, partially offset by a $144,000 decrease in the gain on sale of loans.  The increase in gain on sale of investments was the result of the sale of 11 securities totaling $25.6 million in the current year quarter, compared to only two totaling $4.0 million in the prior year quarter.  The Company has implemented a strategy where it will sell a portion of its securities to recognize gains and reinvest the proceeds in securities with similar interest rates and terms without significantly affecting the interest rate risk to the Company. The increase in other non-interest income was primarily the result of an increase in loan servicing income and late charges collected on loan payments.  The increase in service charges was the result of increased ATM volume, including the addition of one ATM, and the increase in checkcards issued in the current year quarter.  The decrease in the gain on sale of loans was the result of fewer loan sales to Freddie Mac in the current year quarter when compared to the same quarter in the prior year. The decrease in loan sales was the result of interest rates remaining relatively unchanged over the last year, leading to a decrease in refinances.

Non-interest expense decreased $102,000, or 3.1%, to $3.1 million for the quarter ended September 30, 2011, from $3.3 million in the prior year September quarter.  The decrease was primarily the result of a decrease in deposit insurance premiums of $91,000, a decrease in other non-interest expenses of $72,000, and a decrease in branch acquisition expenses of $38,000, partially offset by an increase in compensation expenses of $65,000, data processing expenses of $23,000 and premises and occupancy expenses of $19,000.  The decrease in deposit insurance premiums was the result of a decrease in average deposits of approximately $18.5 million from the prior year quarter compared to the current year quarter, primarily related to a decrease in municipal deposits over that time period.  The decrease in other non-interest expenses was primarily the result of a decrease in the amortization of intangible assets from the acquisition of the three branches from Integra Bank in the fourth quarter of fiscal 2010.  The decrease in acquisition expenses was the result of there being no acquisitions carried out during the current year quarter.  The increase in compensation expenses is the result of the net addition of one employee and the effect of annual increases in compensation.  The increase in data processing expense was caused by the increased customer base primarily attributable to the previously mentioned branch acquisition.  The increases in premises and occupancy expenses was the result of remodeling several branches during the year, including updating and replacing several fully depreciated assets.

The provision for loan losses was $898,000 for the quarter ended September 30, 2011, compared to $719,000 for the same quarter in the prior year. On at least a quarterly basis, management evaluates the Bank’s allowance for loan loss for adequacy.  As part of this evaluation, management considers the amounts and types of loans, concentrations, the value of underlying collateral, current economic conditions, historical charge-offs, and other relevant information, such as the size of the overall portfolio and the financial condition of the borrowers.  Based upon this evaluation, management recorded a provision for loan loss of $898,000 in the current quarterly period.  Nonperforming loans decreased from $20.6 million at June 30, 2011 to $15.2 million at September 30, 2011, compared to an increase in nonperforming loans from $10.6 million at June 30, 2010 to $18.7 million at September 30, 2010.  The decrease in nonperforming loans in the current year quarter was primarily the result of troubled debt restructurings that have been placed on accrual (performing) status since they have been performing in accordance with their restructured terms for at least six consecutive months, and the absence of the addition of any significant additional nonperforming loans in the current year quarter.

Total assets were $475.7 million at September 30, 2011, compared to $472.7 million at June 30, 2011.  Total assets remained relatively flat even though there were increases in investment securities of $7.1 million, Federal Home Loan Bank (“FHLB”) stock of $4.1 million and bank owned life insurance (“BOLI”) of $2.1 million.  These increases were partially offset by decreases in cash of $7.3 million, net loans receivable of $2.8 million and deferred income taxes, prepaid expenses and other assets of $1.0 million.  The increase in investment securities was funded by the decrease in cash.  The increase in FHLB stock was attributable to the Bank’s desire to increase its borrowing capacity.  BOLI was increased to offset and recover existing benefit expenses.  The decrease in loans receivable was due to fewer loans being made and the proceeds from repayments of loans being used to purchase FHLB stock and BOLI.

Total liabilities were $420.5 million at September 30, 2011, compared to $418.4 million at June 30, 2011.  The increase was primarily the result of a $2.3 million increase in deposits due primarily to a $5.0 million increase in deposits other than municipal deposits.

Total stockholders’ equity was $55.2 million at September 30, 2011, compared to $54.3 million at June 30, 2011.  The increase was primarily the result of an increase of $710,000 in unrealized gains on available for sale securities combined with net income of $476,000, partially offset by dividends paid of $372,000.  At September 30, 2011, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates nine offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.